EXHIBIT 10.4









                                CREDIT AGREEMENT

                                TABLE OF CONTENTS


ARTICLE I.   DEFINITIONS...........................................................................................................1

ARTICLE II. LETTERS OF CREDIT......................................................................................................9
                        2.1         ISSUANCE OF LETTERS OF CREDIT..................................................................9
                        2.2         LETTER OF CREDIT FEE..........................................................................10
                        2.3         SPECIAL ACCOUNT.  ............................................................................10

ARTICLE III.   REVOLVING LOAN.....................................................................................................11
                        3.1         NATURE OF LOAN COMMITMENT/MAXIMUM OF ADVANCES.................................................11
                        3.2         TYPES OF ADVANCES; CERTAIN LIMITATIONS........................................................11
                        3.3         PURPOSE FOR ADVANCES..........................................................................11
                        3.4         COMPUTATION OF INTEREST.......................................................................11
                        3.5         MATURITY.  ...................................................................................11
                        3.6         RECORDKEEPING.  ..............................................................................11
                        3.7         NON-USE FEES..................................................................................12
                        3.8         ACTIVATION OF CONTINGENT COMMITMENT. .........................................................12

ARTICLE IV.  DISBURSEMENT OF REVOLVING CREDIT COMMITMENT ADVANCES.................................................................12
                        4.1         REQUESTS FOR ADVANCES.........................................................................12
                        4.2         CONVERTING FLOATING RATE ADVANCES TO LIBOR RATE ADVANCES; PROCEDURES..........................12
                        4.3         PROCEDURES AT END OF INTEREST PERIOD..........................................................12
                                                (a)         AUTOMATIC CONVERSION..................................................12
                                                (b)         EXTENSION.............................................................13
                                                (c)         PAYMENT...............................................................13

ARTICLE V.  PAYMENTS AND PREPAYMENTS OF ADVANCES..................................................................................13
                        5.1         PRINCIPAL PAYMENTS UNDER REVOLVING CREDIT COMMITMENT..........................................13
                                                (a)         PAYMENT OF LIBOR RATE ADVANCES; FINAL PAYMENT.........................13
                                                (b)         OPTIONAL PREPAYMENT...................................................13
                                                (c)         MANDATORY PREPAYMENT; APPLICATION.....................................13
                                                (d)         APPLICATION OF PAYMENTS AND PREPAYMENTS...............................13
                                                (e)         INDEMNITY PAYMENT.....................................................14
                                                (f)         INTEREST..............................................................14
                        5.2         INTEREST PAYMENTS UNDER REVOLVING CREDIT COMMITMENT...........................................14
                        5.3         PAYMENT METHOD AND RELATED MATTERS............................................................14
                                                (a)         PAYMENTS BY BORROWER. ................................................14
                                                (b)         AUTHORIZATION OF PAYMENTS/ADVANCES....................................14
                        5.4         NO SETOFF OR DEDUCTION........................................................................14
                        5.5         PAYMENT ON NON-BUSINESS DAY...................................................................14
                        5.6         ILLEGALITY AND IMPOSSIBILITY..................................................................14
                                                (a)         REPAYMENT.............................................................14
                                                (b)         CONVERSION OF LIBOR RATE ADVANCES TO FLOATING RATE ADVANCES...........15
                        5.7         LIBOR RATE INDEMNITY..........................................................................15



ARTICLE VI. WARRANTIES AND COVENANTS..............................................................................................15
                        6.1         ACCURACY OF INFORMATION.......................................................................15
                        6.2         ORGANIZATION AND AUTHORITY; LITIGATION.  .....................................................15
                        6.3         CORPORATE EXISTENCE; BUSINESS ACTIVITIES; ASSETS..............................................16
                        6.4         USE OF PROCEEDS; MARGIN STOCK; SPECULATION....................................................16
                        6.5         ENVIRONMENTAL MATTERS.........................................................................16
                        6.6         ENVIRONMENTAL PERMITS.........................................................................17
                        6.7         COMPLIANCE WITH LAWS..........................................................................17
                        6.8         PENSION PLANS.................................................................................17
                        6.9         RESTRICTION ON INDEBTEDNESS...................................................................17
                        6.10        RESTRICTION ON LIENS..........................................................................17
                        6.11        RESTRICTION ON CONTINGENT LIABILITIES.........................................................18
                        6.12        RESTRICTED PAYMENTS...........................................................................18
                        6.13        CHANGE IN CONTROL.............................................................................18
                        6.14        INTENTIONALLY OMITTED.........................................................................18
                        6.15        NOTICE OF MATERIAL EVENTS/SEC REPORTS.........................................................18
                        6.16        INSURANCE.....................................................................................18
                        6.17        TAXES AND OTHER LIABILITIES...................................................................18
                        6.18        FINANCIAL STATEMENTS AND REPORTING............................................................18
                        6.19        INSPECTION OF PROPERTIES AND RECORDS; FISCAL YEAR; ACCOUNTING METHODS.........................19
                        6.20        FINANCIAL STATUS..............................................................................20
                        6.21        CAPITAL ADEQUACY..............................................................................20
                        6.22        REAFFIRMATION WITH ADVANCES...................................................................20
                        6.23        ACQUISITIONS, LOAN, INVESTMENTS...............................................................20
                        6.24        CHANGE NAME OR OFFICE.........................................................................21
                        6.25        CHANGE IN NATURE OF BUSINESS..................................................................21
                        6.26        NEGATIVE PLEDGES..............................................................................21
                        6.27        BANK ACCOUNTS.................................................................................21

ARTICLE VII. COLLATERAL AND GUARANTIES............................................................................................21
                        7.1         COLLATERAL....................................................................................21
                        7.2         CREDIT BALANCES; SETOFF.......................................................................21

ARTICLE VIII. DEFAULTS............................................................................................................22
                        8.1         EVENTS OF DEFAULT. ...........................................................................22
                                                (a)         NONPAYMENT............................................................22
                                                (b)         NONPERFORMANCE........................................................22
                                                (c)         MISREPRESENTATION.....................................................22
                                                (d)         DEFAULT ON OTHER OBLIGATIONS..........................................22
                                                (e)         JUDGMENTS.............................................................22
                                                (f)         INABILITY TO PERFORM; BANKRUPTCY/INSOLVENCY...........................22
                                                (g)         GARNISHMENTS/LEVIES...................................................22
                        8.2         TERMINATION OF LOANS; ADDITIONAL BANK RIGHTS..................................................22
                        8.3         ACCELERATION OF OBLIGATIONS...................................................................23
                        8.4         OTHER REMEDIES................................................................................23

ARTICLE IX. CONDITIONS PRECEDENT TO CLOSING AND BORROWING.........................................................................23
                        9.1         CONDITIONS TO BORROWING.......................................................................23



ARTICLE X. MISCELLANEOUS..........................................................................................................23
                        10.1        EXPENSES AND ATTORNEYS' FEES..................................................................23
                        10.2        DELAY; CUMULATIVE REMEDIES....................................................................24
                        10.3        RELATIONSHIP TO OTHER DOCUMENTS...............................................................24
                        10.4        PARTICIPATIONS; GUARANTORS....................................................................24
                        10.5        SUCCESSORS....................................................................................24
                        10.6        INDEMNIFICATION...............................................................................24
                        10.7        NOTICE OF CLAIMS AGAINST BANK; LIMITATION OF CERTAIN DAMAGES..................................25
                        10.8        NOTICES.......................................................................................25
                        10.9        PAYMENTS......................................................................................25
                        10.10       APPLICABLE LAW AND JURISDICTION; INTERPRETATION; JOINT LIABILITY..............................25
                        10.11       COPIES; ENTIRE AGREEMENT; MODIFICATION........................................................25
                        10.12       WAIVER OF JURY TRIAL..........................................................................26


                                CREDIT AGREEMENT


     This Credit Agreement (the "AGREEMENT") is made and entered into by and between Transport Corporation of America, Inc., a Minnesota corporation having its principal place of business in Eagan, Minnesota (the "BORROWER") and the undersigned bank (the "BANK") as of the date set forth on the last page of this Agreement.


                             ARTICLE I. DEFINITIONS

     For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be applicable to both the singular and plural forms of the terms defined):

     "ACCOUNT" and "ACCOUNT DEBTOR" shall have the meanings assigned to such terms under the Uniform Commercial Code in the state where the Bank's main office is located.

     "ACTIVATED CONTINGENT COMMITMENT" shall mean the portion of the Contingent Commitment that has been activated by the Borrower pursuant to Section 3.8.

     "ADJUSTED LIBOR RATE" shall mean, for any Interest Period and the applicable LIBOR Rate Advance, the per annum rate of interest equal to the sum of (a) one hundred eighty-five basis points (1.85%), plus (b) the per annum rate (rounded up, if necessary, to the nearest one-sixteenth of one percent (1/16%)) determined by dividing (i) the LIBOR Rate for such LIBOR Rate Advance and related Interest Period, by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including any basic, marginal, emergency, supplemental, special or other reserves) that is specified from time to time during an Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency) for funding "Eurocurrency Liabilities" pursuant to Regulation D of such Board or any other then applicable successor regulation, without benefit of credit or prorations, exemptions or offsets which might otherwise be available to the Bank from time to time under Regulation D.

     "ADVANCES" shall mean loans made by the Bank to the Borrower under this Agreement, including amounts previously repaid to the Bank and thereafter re-loaned to the Borrower, including, without limitation, the conversion of an Advance by the Bank from a Prime Rate Advance or a Federal Funds Rate Advance to a LIBOR Rate Advance (or vice versa), and the extension of a LIBOR Rate Advance for an additional Interest Period.

     "AFFILIATE" shall include, with respect to any party, any Person which directly or indirectly controls, is controlled by, or is under common control with, such party, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, any Subsidiary, and, in addition, in the case of the Borrower, each officer, director, shareholder, joint venturer or partner of Borrower.

     "BASE COMMITMENT AMOUNT" shall mean $10,000,000.

     "BORROWING BASE" shall mean an amount equal to the sum of (a) eighty percent (80%) of all Eligible Accounts, plus (b) seventy-five percent (75%) of the net book value of Eligible Equipment, each as determined as of the last day of the most recent calendar month and at such other times as may be required by the Bank.

     "BORROWING BASE CERTIFICATE" shall mean the certificate in the form of Exhibit A described in Section 6.18 hereof.

     "BUSINESS DAY" shall mean any day on which the Bank is open for the transaction of business of the kind contemplated by this Agreement.

     "CAPITAL EXPENDITURES" shall have the meaning ascribed to it by GAAP.

     "CAPITAL LEASE" shall mean a lease of (or other agreement conveying the right to use) real or personal property with respect to which at lease a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

     "CAPITALIZED LEASE OBLIGATIONS" shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as capital lease on the balance sheet of such Person under GAAP.

     "CHATTEL PAPER" shall have the meaning ascribed to such term in Article 9 of the Commercial Code.

     "CHANGE IN CONTROL" shall mean the occurrence of any of the following (i) a majority of the Borrower's directors as of the Closing Date shall cease to be directors; or (ii) a material change in the Borrower's senior management as of the Closing Date, as reasonably determined by the Bank.

     "CLOSING DATE" shall mean the Business Day on which the conditions precedent to the obligation of the Bank to make the initial Revolving Loan or to issue the initial Letter of Credit, as set forth in Article IX, have been satisfied.

     "COLLATERAL" shall have the meaning set forth in the Security Agreement.

     "COMMERCIAL CODE" shall mean the Uniform Commercial Code as enacted in the State of Minnesota, as amended from time to time.

     "CONTINGENT COMMITMENT AMOUNT" shall mean the $5,000,000 lending commitment under this Agreement in excess of the $10,000,000 Base Commitment Amount.

     "CURRENT ASSETS" shall mean the aggregate amount of assets of the Borrower which in accordance with GAAP may be properly classified as current assets, after deducting adequate reserves where proper, but in no event including any real estate.

     "CURRENT LIABILITIES" shall mean the amount of all liabilities which under GAAP would appear as current liabilities on the balance sheet of the Borrower, including all indebtedness payable on demand or maturing (whether by reason of specified maturity, fixed prepayment, sinking funds or accruals of any kind, or otherwise, within 12 months or less from the date of the relevant statement and including customer advances and progress billings on contracts.

     "DEFAULT" shall mean any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

     "ELIGIBLE ACCOUNTS" shall mean an Account owing to the Borrower which meets the following requirements at the time it comes into existence and continues to meet the same until it is collected in full:

     (i) it is not outstanding at any time more than sixty (60) days past its invoice date;

     (ii) it is not an Account owing by an Affiliate or a Subsidiary of the Borrower;

     (iii) it is not subject to any prior assignment, claim, lien or security interest whatsoever, other than the perfected security interest of the Bank;

     (iv)      it is a valid, legally enforceable obligation of an Account
               Debtor;

     (v) it is not subject to setoff, counterclaim, credit allowance or adjustment by the Account Debtor thereunder, or to any claim by such Account Debtor denying liability thereunder in whole or in part, and such Account Debtor has not refused to accept and has not returned or offered to return any of the goods that are the subject matter of such Account;

     (vi) it arose in the ordinary course of the Borrower's business and no notice of the bankruptcy, insolvency or any event or circumstance which could have a material adverse effect on the financial condition of the Account Debtor thereunder has been received by the Borrower;

     (vii) it is not an Account that arises from a sale to a governmental entity or to an Account Debtor outside the United States, unless the sale is on terms acceptable to the Bank in its sole discretion.

     An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

     "ELIGIBLE EQUIPMENT" shall mean all certificated tractors and trailers owned by the Borrower as equipment and used for transport in the ordinary course of the Borrower's business and listed on Schedule B to the Security Agreement or any schedule of pledged equipment delivered by the Borrower to the Bank pursuant to Section 6.18(h) of the Credit Agreement, provided such trucks and trailers:

               (a) are subject to a perfected, first priority security interest in favor of the Bank in accordance with all applicable state titling statutes and are free and clear of all other Liens;

               (b) are in good condition free from any defects that would negatively affect the market value thereof in a material way;

               (c) are not, as reasonably determined by the Bank, unusable in the ordinary course of Borrower's business; and

               (d) are insured against loss or damage in accordance with the provisions of the Security Agreement.

     "ENVIRONMENTAL LAWS" shall have the meaning assigned to such term in
Section 6.5 hereof.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations promulgated thereunder by any governmental agency or authority, as from time to time in effect.

     "ERISA AFFILIATE" shall mean any corporation, trade or business that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Internal Revenue Code of 1986, as amended.

     "EURODOLLAR BUSINESS DAY" shall mean a Business Day upon which commercial banks in London, England are open for domestic and international business.

     "EVENT OF DEFAULT" shall mean any one or more of the Events of Default set forth in Section 8.1 hereof.

     "FEDERAL FUNDS RATE" means the floating per annum rate of interest then most recently reported in Federal Reserve Statistical Release H.15 as the "Federal Funds Effective Rate."

     "FEDERAL FUNDS RATE FLOATING ADVANCE" shall mean any Advance which bears interest at or by reference to the Federal Funds Rate.

     "FIXED CHARGE" shall mean, for each fiscal quarter-end, the sum of (i) Interest Expense for the four fiscal quarters ending on such date, plus (ii) rental payments on Operating Leases for the four fiscal quarters ending on such date, plus (iii) 20% of Interest-bearing Indebtedness as of such date, all as determined in accordance with GAAP.

     "FIXED CHARGE COVERAGE RATIO" shall mean, on each fiscal quarter-end, the relationship, expressed as a numerical ratio, between:

               (a) Operating Cash Flow for the four fiscal quarters ending on such date and

               (b)    Fixed Charge for such date.

     "FLOATING RATE ADVANCE(S)" shall mean Federal Funds Floating Rate Advances and Prime Rate Floating Rate Advances, or either, as the context may require.

     "FUNDING DATE" shall mean any Business Day designated by the Borrower as a day on which an Advance is to be made, or any Eurodollar Business Day on which a LIBOR Rate Advance is made, or an Interest Period for a LIBOR Rate Advance is to be extended, in each case in accordance with this Agreement.

     "GAAP" shall mean generally accepted accounting principles (as in effect from time to time) consistently applied and maintained throughout the period indicated and consistent with the audited financial statements delivered to the Bank. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

     "GENERAL INTANGIBLES" shall mean all General Intangibles (as defined in the Commercial Code) of the Borrower, whether now owned or hereafter acquired, including (without limitation) all present and future domestic and foreign patents, patent applications, trademarks, trademark applications, copyrights, trade names, trade secrets, patent and trademark licenses (whether Borrower is licensor or licensee), shop drawings, engineering drawings, blueprints, specifications, parts lists, manuals, operating instructions, customer and supplier lists, licenses, permits, franchises, the right to use the Borrower's corporate name and the goodwill of Borrower's business.

     "GOVERNMENTAL AUTHORITY" shall mean the government of the United States or any foreign government or any state, province, municipality or other political subdivision thereof or therein or any court, agency, instrumentality, regulatory authority or commission of any of the foregoing, including any taxing authority.

     "GOVERNMENTAL REGULATIONS" shall mean any and all laws, statutes, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards, or any similar requirement, of any Governmental Authority.

     "GUARANTOR(S)" shall mean TCA of Ohio, Inc., a Minnesota corporation, and any other Person who enters into a Guaranty of any of the Obligations.

     "GUARANTY(IES)" shall mean that certain Guaranty by Subsidiary Corporation dated as of the date hereof from TCA of Ohio, Inc., a Minnesota corporation, and any other agreement whereby a Person guarantees the payment or performance of any of the Obligations.

     "HAZARDOUS SUBSTANCES" shall have the meaning assigned to such term in
Section 6.5 hereof.

     "INDEBTEDNESS" shall mean, at the time of any determination, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations upon which interest charges are customarily paid or accrued, (d) all obligations under conditional sale or other title retention agreements relating to property purchased by the Borrower, (e) all obligations issued or assumed as a deferred purchase price of property or services, (f) all Capitalized Lease Obligations,
(g) all obligations, actual or conditional, as an account party in respect of letters of credit (including the Letters of Credit), (h) all obligations of the type described in clauses (a) through (g) above of any partnership or joint venture as to which the Borrower is or may become personally liable, and (i) all contingent obligations of the Borrower relating to obligations of the type described in clauses (a) through (g) above.

     "INDEBTEDNESS TO OPERATING CASH FLOW RATIO" shall mean, on any date of determination, the relationship, expressed as a numerical ratio, between:

     (i) the sum of (a) the aggregate outstanding amount of Indebtedness of the Borrower on such date, plus (b) five times the amount of rental payments on Operating Leases made by the Borrower during the four consecutive fiscal quarters ending on such date; and

     (ii) the aggregate of Operating Cash Flow for the four consecutive fiscal quarters ending on such date.

     "INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS" shall mean any firm of independent certified public accountants which are acceptable to the Bank including the firm currently retained by the Borrower.

     "INTEREST PERIOD" shall mean, with respect to each LIBOR Rate Advance, the period commencing on the Funding Date of such LIBOR Rate Advance and ending on a date 30, 60 or 90 days thereafter as selected by the Borrower in a related notice pursuant to Section 5.1 hereof, subject in all cases to the following:


               (a) if the Interest Period would otherwise end on a day which is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

               (b) an interest rate option request selecting a particular Interest Period once received by the Bank and accepted by the Borrower whether orally or in writing is irrevocable and binding on the Borrower;

               (c) no Interest Period shall extend beyond the maturity date of the Revolving Note; and

               (d) each Interest Period may vary in regard to the length of the period, in accordance with the customs and practices of the international inter-bank markets.

     "L/C AMOUNT" means the sum of the aggregate face amount of any undrawn issued and outstanding Letters of Credit.

     "L/C APPLICATION" means an application and agreement for Letters of Credit in the Bank's or Firstar Milwaukee's, as the case may be, then-current standard form.

     "LETTER OF CREDIT" or "LETTERS OF CREDIT" shall have the meaning specified in Section 2.1 hereof.

     "LIBOR RATE" shall mean, for any LIBOR Rate Advance and the related Interest Period, the per annum rate of interest equal to the offered rate for deposits in Dollars for the applicable Interest Period commencing on the first day of such Interest Period (a "Reset Date") which appears on U.S. Telerate Screen page 3750 (British Bankers' Association LIBOR setting) at approximately 11:00 a.m., London Time, on the day that is two Business Days preceding such Reset Date, except as provided below. If two or more such offered rates appear on the Telerate Screen on the applicable date, the rate will be the arithmetic mean of such rates. If the source referred to in the first sentence of this definition is not reasonably available to the Bank, the LIBOR Rate for a particular LIBOR Rate Advance and the related Interest Period shall be the per annum rate of interest at which deposits in U.S. Dollars for such Interest

Period and in an aggregate amount comparable to the principal amount of such LIBOR Rate Advance are offered to the Bank by other prime banks in the London interbank market, at approximately 11:00 a.m., London time, on the day that is two Business Days preceding the applicable Reset Date, as determined by the Bank.

     "LIBOR RATE ADVANCE" shall mean any Advance which bears interest at or by reference to the Adjusted LIBOR Rate.

     "LOAN DOCUMENT(S)" shall mean individually or collectively, as the case may be, this Agreement, the Revolving Note, the Security Agreement, each L/C Application, and any and all other documents held, executed, delivered or referred to herein, as originally executed and as amended, revised and supplemented from time to time.

     "MINIMUM TANGIBLE NET WORTH AMOUNT" shall mean, on any date of determination occurring (i) before December 31, 1997, $40,000,000 and (ii) on or after December 31 of any fiscal year ending on or after December 31, 1997, $40,000,000 plus 100% of the net income of all fiscal years after December 31, 1996.

     "OBLIGATION OF REIMBURSEMENT" shall collectively mean, as of any date in question, all amounts drawn under any Letters of Credit, plus any and all charges and expenses that the Bank or Firstar Milwaukee, as the case may be, may pay or incur relative to such draw, plus interest on all such amounts, charges and expenses as set forth in the applicable L/C Application.

     "OBLIGATIONS" shall mean all present and future sums loaned or advanced by the Bank to or for the benefit of the Borrower and all other obligations now or hereafter chargeable to the Borrower hereunder, under any L/C Application and all other obligations and liabilities of any and every kind of the Borrower to the Bank, each whether due or to become due, direct or indirect, absolute or contingent, joint or several, howsoever created, arising or evidenced, now existing or hereafter at any time created, arising or incurred including, without limitation, amounts owed under the Revolving Note.

     "OPERATING CASH FLOW" shall mean, for any period of determination, the net income of the Borrower before deductions for income taxes, interest expense, depreciation, amortization and rental payments under Operating Leases, all as determined in accordance with GAAP.

     "OPERATING LEASES" shall mean all leases of real or personal property to which the Borrower is a party as lessee other than Capital Leases.

     "PARTICIPANT" shall have the meaning assigned to such term in Section 10.4 hereof.

     "PERSON" shall mean any natural person, corporation, firm, partnership, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

     "PLAN" shall mean each employee benefit plan or other class of benefits covered by Title I or IV of ERISA, in either case whether now in existence or hereafter instituted, of Borrower.

     "PRIME RATE" shall at any time mean the rate publicly announced by the Bank as its prime rate. Borrower acknowledges that the Bank Rate may not be the lowest rate made available by the Bank to its customers and that the Bank may lend to its customers at rates that are at, above or below the Bank Rate.

     "PRIME RATE FLOATING ADVANCE" shall mean any Advance which bears interest at or by reference to the Bank Rate.

     "REMEDIAL ACTION" shall have the meaning assigned to such term in Section
6.5 hereof.

     "RESTRICTED PAYMENTS" shall mean all dividends or other distributions of any nature (cash, securities other common stock of the Borrower, assets or otherwise), and all payments on any class of equity securities (including warrants, options or rights therefor) issued by the Borrower, whether such securities are authorized or outstanding on the Closing Date or at any time thereafter, and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly, provided, however, that payments made pursuant to the Borrower's stock repurchase plans shall not be included within the definition of Restricted Payments.

     "REVENUE EQUIPMENT" shall mean tractors and trailers of all types (including dry vans and refrigeration trailers) used by the Borrower for the transportation of goods for its customers in the ordinary course of its business.

     "REVOLVING CREDIT COMMITMENT" shall have the meaning provided in
Section 3.1.

     "REVOLVING NOTE" shall mean the Revolving Credit Note of even date herewith made payable by the Borrower to the order of the Bank in the original principal amount of $15,000,000.

     "SECURITY AGREEMENT" shall mean the Business Security Agreement of even date herewith executed by the Borrower, as debtor, in favor of the Bank, as secured party.

     "SECURITY INTEREST" shall mean any lien, pledge, mortgage, encumbrance, charge or security interest of any kind whatsoever (including, without limitation, the lien or retained security title of a conditional vendor) whether arising under a security instrument or as a matter of law, judicial process or otherwise or the agreement by Borrower to grant any lien, security interest or pledge, mortgage or encumber any asset.

     "SPECIAL ACCOUNT" shall mean a deposit account belonging to the Bank into which the Borrower may be required to make deposits pursuant to Section 2.3.

     "STOCK PLEDGE AGREEMENT" shall mean the Stock Pledge Agreement of even date herewith executed by the Borrower, as pledgor, in favor of the Bank, as pledgee.

     "SUBSIDIARY" or "SUBSIDIARIES" shall mean, with respect to any Person, a corporation of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares of capital stock as have more than 50% of the ordinary voting power for the election of directors.

     "TANGIBLE NET WORTH" shall mean the total of all assets properly appearing on the balance sheet of the Borrower in accordance with GAAP, less the sum of the following:

               (a) the book amount of all such assets which would be treated as intangibles under GAAP, including, without limitation, all such items as good will, trademarks, trademark rights, trade names, trade-name rights, brands, copyrights, patents, patent rights, licenses, deferred charges and unamortized debt discount and expense;

               (b) any write-up in the book value of any such assets resulting from a revaluation thereof subsequent to December 31, 1996;

               (c) all reserves, including reserves for depreciation, obsolescence, depletion, insurance, and inventory valuation, but excluding contingency reserves not allocated for any particular purpose and not deducted from assets;

               (d) the amount, if any, at which any shares of stock of the Borrower appear on the asset side of such balance sheet;

               (e) all liabilities of the Borrower shown on such balance sheet; and

               (f) all investments in foreign Affiliates and nonconsolidated domestic Affiliates.

     "TERMINATION DATE" shall mean the earlier of May 31, 1999 or the date on which an Event of Default has occurred and the Bank determines to extinguish its commitment hereunder.

     "THIRD PARTY SECURITY AGREEMENT" shall mean the Third Party Business Security Agreement of even date herewith executed by the Guarantor, as debtor, in favor of the Bank, as secured party.

     "TOTAL COMMITMENT AMOUNT" shall mean $15,000,000.

     "TOTAL LIABILITIES" of any Person shall mean those items which, in accordance with GAAP, would appear as Liabilities on a balance sheet.

     "TOTAL LIABILITIES TO TANGIBLE NET WORTH RATIO" shall mean, on any date of determination, the relationship, expressed as a numerical ratio, between:

     (i) the aggregate outstanding amount of Total Liabilities of the Borrower on such date; and

     (ii)      Tangible Net Worth.


                          ARTICLE II. LETTERS OF CREDIT

     2.1       ISSUANCE OF LETTERS OF CREDIT.

               (a) The Bank agrees, on the terms and subject to the conditions herein set forth, to issue or cause Firstar Bank Milwaukee, National Association ("Firstar Milwaukee") to issue one or more standby or documentary letters of credit for the account of the Borrower (each a "Letter of Credit" and collectively, "Letters of Credit") from time to time during the period from the date hereof until the Termination Date, or the earlier date of termination of the Revolving Credit Commitment or this Agreement pursuant to Article VIII hereof, in an aggregate amount at any time outstanding not to exceed the lesser of (i) Five Million Dollars ($5,000,000.00) or (ii) Borrowing Base less the sum of (aa) all outstanding and unpaid Advances hereunder, (bb) the L/C Amount, and (cc) the Obligation of Reimbursement. Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application entered into between the Borrower and the Bank or Firstar Milwaukee, as the case may be, completed in a manner satisfactory to the Bank or Firstar Milwaukee, as the case may be. All outstanding and unpaid draws under any Letter of Credit shall accrue interest at the Prime Rate. In the event that any amounts are drawn under any Letter of Credit, the Borrower agrees that the Bank is authorized, but is not obligated, to make Advances evidenced by the Revolving Note to satisfy Borrower's Obligation of Reimbursement relating to such Letter of Credit, whether the Letter of Credit is issued by the Bank or by Firstar Milwaukee. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions hereof, but in the event of inconsistency between the terms of any such L/C Application and the terms hereof, the terms hereof shall control. In the connection with the issuance of each Letter of Credit and in addition to the fee set forth in Section
     2.2 below, the Borrower agrees to pay the Bank and/or Firstar Milwaukee, as the case may be, on demand, such administrative and issuance fees as are customarily charged by the Bank or Firstar Milwaukee in the ordinary course of business in connection with issuing Letters of Credit, the honoring of drafts thereunder or in connection with processing any amendments thereto, transfers thereof, or any other activity with respect to said Letters of Credit. If at any time the sum of the face amounts of all issued and outstanding Letters of Credit would exceed the Borrowing Base less the sum of (i) all outstanding and unpaid Advances under Section 3.1, including Advances by the Bank to satisfy any of Borrower's Obligation of Reimbursement, and (ii) the amount of the Obligation of Reimbursement for which the Bank has not made an Advance, the Borrower agrees to immediately deposit with the Bank the amount of such excess to be held by the Bank as additional collateral security for the obligations of the Borrower under the applicable L/C Application and which may be applied to such Obligations or any other Obligations upon the occurrence of any Event of Default.

               (b) No Letter of Credit shall be issued with an expiry date later than the earlier of one year or May 31, 1999.

               (c) Each letter of Credit may only be used for working capital and other general business purposes.

     2.2 LETTER OF CREDIT FEE. Upon the issuance, and any renewal, of any Letter of Credit, the Borrower shall pay to the Bank a fee in the amount of one percent (1%) of the face amount thereof.

     2.3 SPECIAL ACCOUNT. If (i) this Agreement is terminated pursuant to
Article VIII, or if (ii) the Termination Date occurs, while any Letter of Credit is outstanding, the Borrower shall thereupon either (a) pay the Bank in immediately available funds for deposit in the Special Account an amount equal to the maximum aggregate amount available to be drawn under all such Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder, or (b) provide to the Bank an irrevocable standby letter of credit issued for the benefit and in the name of the Bank in an amount equal to that required to be deposited into the Special Account in clause (a) above and which shall be issued by a financial institution and contain such terms and conditions as are acceptable to the Bank in its sole and absolute discretion. Amounts in the Special Account, if applicable, may be invested as Bank shall determine, including in certificates of deposit issued by Bank. Any interest and earnings on such amounts shall be credited to the Special Account. The Borrower shall not be responsible for any losses from the investment or use of funds in the Special Account. Amounts on deposit in the Special Account may be applied by the Bank at any time or from time to time to the Borrower's Obligation of Reimbursement or any other Obligations, in the Bank's sole discretion, and shall not be subject to withdrawal by the Borrower so long as the Bank maintains a security interest therein. The Bank agrees to transfer any balance in the Special Account to the Borrower at such time as the Bank is required to release its security interest in the Special Account under applicable law.



                           ARTICLE III. REVOLVING LOAN

     3.1 NATURE OF LOAN COMMITMENT/MAXIMUM OF ADVANCES. Subject to the terms and conditions of this Agreement, the Bank shall make Advances to the Borrower from time to time from the date hereof to the Termination Date in an aggregate principal amount not to exceed at any time the lesser of (i) Fifteen Million Dollars ($15,000,000) less the sum of (a) the L/C Amount and (b) the Obligation of Reimbursement or (ii) the Borrowing Base less the sum of (a) the L/C Amount and (b) the Obligation of Reimbursment (the "Revolving Credit Commitment"). All Advances pursuant to the Revolving Credit Commitment, including Advances made by the Bank pursuant to Section 2.1 for Borrower's Obligation of Reimbursement, shall be evidenced by the Revolving Note; provided that the Borrower shall be obligated to pay only the amount that is actually disbursed hereunder, together with accrued interest on the outstanding balance at the rates provided in
Section 3.4 hereof. The Borrower may borrow, prepay and reborrow within such limit pursuant to this Agreement and the Revolving Note.

     3.2 TYPES OF ADVANCES; CERTAIN LIMITATIONS. Each Advance by the Bank under the Revolving Credit Commitment may be either a LIBOR Rate Advance, a Prime Rate Floating Advance, or a Federal Funds Rate Floating Advance. LIBOR Rate Advances and Floating Rate Advances may be outstanding at the same time; provided, however, that no more than eight (8) LIBOR Rate Advances may be outstanding at any one time. The principal amount of each LIBOR Rate Advance shall be not less than $100,000 or an integral multiple thereof.

     3.3 PURPOSE FOR ADVANCES. Except with the prior written consent of the Bank, all Advances under Article IV shall be used exclusively for the Borrower's working capital and other general business purposes.

     3.4 COMPUTATION OF INTEREST. The Advances under the Revolving Credit Commitment shall bear interest on the unpaid principal amount thereof as follows:

               (a) For LIBOR Rate Advances, at a fluctuating rate per annum equal to the Adjusted LIBOR Rate, and

               (b) For Floating Rate Advances, at a fluctuating rate per annum equal to the Prime Rate Floating Rate or the Federal Funds Rate Floating Rate plus one hundred eighty-five basis points (1.85%), as the case may be.

     All interest payable on Advances shall be computed on the basis of actual days elapsed and a year of 360 days.

     3.5 MATURITY. The Revolving Note shall be expressed to mature on the earlier of: (i) May 31, 1999 or (ii) upon the occurrence of an Event of Default. All amounts outstanding under the Revolving Note shall be immediately due and payable at maturity (whether by acceleration or otherwise).

     3.6 RECORDKEEPING. Bank shall record in its records, the date and amount of each Advance made thereon by Bank, and each repayment thereof. The aggregate unpaid principal amount so recorded shall be presumptive evidence of the principal amount of the Advances owing and unpaid by the Borrower thereon. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrower hereunder or under the Revolving Note to repay the principal amount of the Advances together with all interest accrued thereon.

     3.7 NON-USE FEES. The Borrower agrees to pay the Bank, not later than ten
(10) days after receipt of a statement therefor, a fee equal to (a) one-quarter percent (1/4 %) per annum times the average daily unused portion of Base Commitment Amount plus the Activated Contingent Amount; plus (b) one-eighth (1/8 %) per annum times the remaining Contingent Commitment amount, if any, payable quarterly in arrears commencing July 1, 1997, and as of the maturity date of the Revolving Note.

     3.8 ACTIVATION OF CONTINGENT COMMITMENT. The Borrower shall have the right, upon at least five Business Days' notice to the Bank, to activate in whole or in part the unused portion of the Contingent Commitment Amount, provided that each activation shall be in the amount of $1,000,000 or an integral multiple thereof. Once activated, that portion of the Contingent Commitment Amount shall remain activated for purposes of calculation until the Termination Date.


        ARTICLE IV. DISBURSEMENT OF REVOLVING CREDIT COMMITMENT ADVANCES

     4.1 REQUESTS FOR ADVANCES. The Borrower shall give notice to the Bank of each proposed Advance under the Revolving Credit Commitment, in the case of an Advance that is to bear interest initially at a Floating Rate, not later than 12:00 p.m., Minneapolis time, on the proposed Funding Date or, in the case of an Advance that is to bear interest initially at an Adjusted LIBOR Rate, at least three Eurodollar Business Days prior to the proposed Funding Date of such Advance. Each such request shall be effective upon receipt by the Bank, shall be in writing or by telephone to be promptly confirmed in writing (in either case, to be in the form of Exhibit C), shall specify whether the Advance is to bear interest initially at a Floating Rate or an Adjusted LIBOR Rate, shall specify the Funding Date and amount of the requested Advance(s) for each type of Advance, and, in the case of each LIBOR Rate Advance, the Interest Period therefor.

     4.2 CONVERTING FLOATING RATE ADVANCES TO LIBOR RATE ADVANCES; PROCEDURES. Subject to the terms and conditions of this Agreement, the Borrower may convert all or any part of any outstanding Floating Rate Advances into LIBOR Rate Advances by giving notice to the Bank of such conversion not later than 12:00 p.m., Minneapolis time, on a Business Day which is at least three Eurodollar Business Days prior to the date of the requested conversion. Each such notice shall be effective upon receipt by the Bank, shall be in writing or by telephone to be promptly confirmed in writing (in either case, to be in the form of Exhibit C), shall specify the date and amount of such conversion, the total amount of Advances to be so converted and the Interest Period therefor. Each conversion of Advances shall be on a Business Day, and the aggregate amount of each such conversion shall be subject to the applicable limitations specified in Section 4.2 and elsewhere herein.

     4.3       PROCEDURES AT END OF INTEREST PERIOD.

               (a) AUTOMATIC CONVERSION. Unless the Borrower requests a new LIBOR Rate Advance in accordance with Section 4.3(b) or makes a payment of principal and interest in accordance with Section 4.3(c), each LIBOR Rate Advance (or portion thereof not so extended or paid) shall automatically, and without request by the Borrower, be converted to a Prime Rate Floating Advance on the last day of the applicable Interest Period for such LIBOR Rate Advance.

               (b) EXTENSION. Subject to the terms and conditions of this Agreement, the Borrower may cause all or any part of any outstanding LIBOR Rate Advance to continue to bear interest at an Adjusted LIBOR Rate at the end of the then-applicable Interest Period, by notifying the Bank not later than 12:00 p.m., Minneapolis time, on a Business Date which is at least three Eurodollar Business Days prior to the first day of the new Interest Period. Each such notice shall be effective upon receipt by the Bank, shall be in writing or by telephone to be promptly confirmed in writing (in either case to be in the form of Exhibit C), and shall specify the first day of the applicable Interest Period, the amount of the new LIBOR Rate Advance and the Interest Period therefor. Each new Interest Period shall begin on a Business Day and the aggregate amount of the Advances bearing the new Adjusted LIBOR Rate shall be subject to the applicable limitations specified in Section 3.2 and elsewhere herein.

               (c) PAYMENT. If the Borrower so elects, it may repay all or a portion of the principal of any LIBOR Rate Advance on the last day of the Interest Period in accordance with the terms of Section 4.3; provided that
     (i) such payment shall be accompanied by interest on the entire principal balance of the LIBOR Rate Advance in accordance with Section 5.2, (ii) payment of any portion of a LIBOR Rate Advance shall be in a minimum amount of $100,000 or an integral multiple thereof, and (iii) the Borrower may not make any payment of principal in respect of the portion, if any, of a LIBOR Rate Advance as to which a request for a new LIBOR Rate Advance has been made in accordance with Section 4.3(b).


                 ARTICLE V. PAYMENTS AND PREPAYMENTS OF ADVANCES

     5.1       PRINCIPAL PAYMENTS UNDER REVOLVING CREDIT COMMITMENT.

               (a) PAYMENT OF LIBOR RATE ADVANCES; FINAL PAYMENT. The Borrower may, at its option, make payments of principal on the LIBOR Rate Advances on the last day of each Interest Period in accordance with Section 4.3(c). Unless earlier payment is required under this Agreement, the Borrower shall pay to the Bank, the outstanding principal amount of the Advances on the Termination Date.

               (b) OPTIONAL PREPAYMENT. The Borrower may at any time and from time to time prepay all or a portion of the Floating Rate Advances without premium or penalty. Except as otherwise required by this Agreement,

     LIBOR Rate Advances may only be prepaid in whole, and not in part, and shall, in any case, be accompanied by the indemnity payment determined in accordance with Section 5.7.

               (c) MANDATORY PREPAYMENT; APPLICATION. If at any time the aggregate outstanding principal amount of the Revolving Note shall exceed
     (i) the Base Commitment Amount plus the Activated Contingent Amount less the sum of (a) the L/C Amount and (b) the Obligation of Reimbursement, or
     (ii) the Borrowing Base less the sum of (a) the L/C Amount and (b) the Obligation of Reimbursement , then the Borrower shall immediately pay to the Bank an amount not less than the amount of any such excess under clause
     (i) or (ii), in each case for application to the outstanding principal amount of the Revolving Note.

               (d) APPLICATION OF PAYMENTS AND PREPAYMENTS. Unless the Borrower shall direct the Bank in writing to apply any payments or prepayments of principal in a different manner, all such payments and prepayments on the Revolving Note shall be applied first to collection costs and other amounts due under the Loan Documents (excluding payments of principal and interest), second against interest and principal of all Floating Rate Advances, and lastly to interest and principal of all LIBOR Rate Advances.

               (e) INDEMNITY PAYMENT. Any prepayment, whether optional or mandatory, or whether required by acceleration or otherwise, of all or part of a LIBOR Rate Advance prior to the expiration of the applicable Interest Period shall be accompanied by the indemnity payment determined in accordance with Section 5.7.

               (f) INTEREST. The Borrower shall also pay to the Bank, together with any payments or prepayments of principal, all accrued interest to the date of payment on any Advances so paid or prepaid.

     5.2 INTEREST PAYMENTS UNDER REVOLVING CREDIT COMMITMENT. The Borrower shall pay interest to the Bank on the unpaid principal amount of each Advance of the Revolving Credit Commitment, for the period commencing on the date such Advance is made until such Advance is paid in full, on the first Business Day of each calendar month and at maturity (whether at stated maturity, by acceleration or otherwise), at the Adjusted LIBOR Rate or the Floating Rate, as applicable to such Advance.

     5.3       PAYMENT METHOD AND RELATED MATTERS.

               (a) PAYMENTS BY BORROWER. All payments to be made by the Borrower hereunder will be made in U.S. Dollars and in immediately available funds to the Bank not later than 12:00 p.m. Minneapolis time on the date on which such payment shall become due. Payments received after 12:00 p.m. Minneapolis time shall be deemed to be payments made prior to 12:00 p.m. Minneapolis time on the next succeeding Business Day.

               (b) AUTHORIZATION OF PAYMENTS/ADVANCES. If the Borrower shall not otherwise have made payment of any of the Obligations as provided in this Agreement, the Bank is expressly authorized to charge any such Obligations, when due, to the Borrower's demand deposit account maintained with the Bank or, if any such account shall not contain sufficient funds, to any other account maintained by the Borrower with the Bank or any of its affiliates, or in lieu thereof, the Bank may extend an additional Advance to the Borrower under the Revolving Credit Commitment without further direction or action by the Borrower.

     5.4 NO SETOFF OR DEDUCTION. Except for actual payments made, Borrower waives all rights of setoff, counterclaim or other deduction to any claim by the Bank for payment of the Obligations.

     5.5 PAYMENT ON NON-BUSINESS DAY. Except as otherwise provided in this Agreement, whenever any installment of principal of, or interest on, any Advance or any other Obligation becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension.

     5.6       ILLEGALITY AND IMPOSSIBILITY.

               (a) REPAYMENT. In the event that any Governmental Regulation now or hereafter in effect and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such Authority (whether or not having the force of law), including exchange controls, shall make it unlawful or impossible for the Bank to maintain any LIBOR Rate Advance at the Adjusted LIBOR Rate under this Agreement, the Borrower shall upon receipt of notice thereof from the Bank, repay in full to the Bank the then outstanding principal amount of such LIBOR Rate Advance, together with all accrued interest thereon to the date of payment and all amounts due to the Bank under Section 5.7, (i) on the last day of the then current Interest Period applicable to the LIBOR Rate Advances if the Bank may lawfully continue to maintain the LIBOR Rate Advances to such day, or
     (ii) immediately if the Bank may not continue to maintain the LIBOR Rate Advances to such day.

               (b) CONVERSION OF LIBOR RATE ADVANCES TO FLOATING RATE ADVANCES. Notwithstanding Section 5.6(a), if such Section would otherwise be applicable but the Bank could lawfully maintain the LIBOR Rate Advances at the Prime Rate or the Federal Funds Rate plus 1.85% per annum then, during such period as the Bank cannot maintain the LIBOR Rate Advances at the Adjusted LIBOR Rate, the LIBOR Rate Advances shall bear interest at a per annum rate equal to the Prime Rate or the Federal Funds Rate plus 1.85% per annum in effect from time to time. If the Bank determines that all events or conditions making it unlawful or impossible for the Bank to maintain the LIBOR Rate Advances at the Adjusted LIBOR Rate cease to exist, then Advances may again bear interest at the Adjusted LIBOR Rate, subject to the other terms and conditions of this Agreement.

     5.7 LIBOR RATE INDEMNITY. If the Borrower fails to make any payment of principal or interest in respect of any LIBOR Rate Advance when due or makes any payment or prepayment of the principal of any LIBOR Rate Advance, for any reason, on any date other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow any LIBOR Rate Advance after requesting the same in accordance with this Agreement, or if any LIBOR Rate Advance shall be converted in accordance with Section 5.6(b), the Borrower shall reimburse the Bank on demand for any resulting loss or expense incurred by the Bank, including any loss incurred in obtaining, liquidating or employing deposits from third parties. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail and submitted by the Bank to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

                      ARTICLE VI. WARRANTIES AND COVENANTS

     During the term of this Agreement, and while any part of the credit granted the Borrower is available or any obligations under any of the Loan Documents are unpaid or outstanding, the Borrower warrants and agrees as follows:

     6.1 ACCURACY OF INFORMATION. All information, certificates or statements given to the Bank pursuant to this Agreement and the other Loan Documents will be true and complete when given.

     6.2 ORGANIZATION AND AUTHORITY; LITIGATION. The Borrower is a validly existing corporation in good standing under the laws of its state of organization, and has all requisite power and authority, corporate or otherwise, and possesses all licenses necessary, to conduct its business and own its properties. The Borrower has no Subsidiaries except TCA of Ohio, Inc., a Minnesota corporation, which is a wholly owned subsidiary of the Borrower. The Borrower shall immediately notify the Bank of any new Subsidiaries, including without limitation Transport International Express, Inc., and shall cause such Subsidiaries promptly to execute and deliver to the Bank such guaranties, security agreements, UCC financing statements and other security documents required by the Bank. The execution, delivery and performance of this Agreement and the other Loan Documents (i) are within the Borrower's power; (ii) have been duly authorized by proper corporate action; (iii) do not require the approval of any governmental agency; and (iv) will not violate any law, agreement or restriction by which the Borrower is bound. This Agreement and the other Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms. There is no litigation or administrative proceeding threatened or pending against the Borrower which would, if adversely determined, have a material adverse effect on the Borrower's financial condition or its property.

     6.3 CORPORATE EXISTENCE; BUSINESS ACTIVITIES; ASSETS. The Borrower will (i) preserve its corporate or partnership (as applicable) existence, rights and franchises; (ii) carry on its business activities in substantially the manner such activities are conducted as of the date of this Agreement; (iii) not liquidate, dissolve, merge or consolidate with or into another entity; (iv) not sell, lease, transfer or otherwise dispose of any or all of its assets constituting Collateral in violation of the Security Agreement and (v) not sell, lease, transfer or otherwise dispose of all or substantially all of the assets of the Borrower.

     6.4 USE OF PROCEEDS; MARGIN STOCK; SPECULATION. Advances by the Bank hereunder shall be used exclusively by the Borrower for working capital and other regular and valid purposes. The Borrower will not use any of the loan proceeds to purchase or carry "margin" stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System). No part of any of the proceeds shall be used for speculative investment purposes, including, without limitation, speculating or hedging in the commodities and/or futures market.

     6.5 ENVIRONMENTAL MATTERS. Except as disclosed in Schedule 6.5 attached to this Agreement, to the Borrower's knowledge there exists no uncorrected violation by the Borrower (which if uncorrected could have a material adverse effect on the Borrower and for purposes hereof, a violation shall be deemed to be material if it shall impose a liability on the Borrower in excess of $100,000) of any federal, state or local laws (including statutes, regulations, ordinances or other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or Hazardous Substances, whether currently existing or enacted in the future (collectively "ENVIRONMENTAL LAWS"). The term "HAZARDOUS SUBSTANCES" will mean any hazardous or toxic wastes, chemicals or other substances, the generation, possession or existence of which is prohibited or governed by any Environmental Laws. The Borrower is not subject to any judgment, decree, order or citation, or a party to (or threatened with) any litigation or administrative proceeding, which asserts that the Borrower (i) has violated any Environmental Laws; (ii) is required to clean up, remove or take remedial or other action with respect to any Hazardous Substances (collectively "REMEDIAL ACTION"); or (iii) is required to pay all or a portion of the cost of any Remedial Action, as a potentially responsible party. To the Borrower's knowledge, there are not now, nor have there ever been during the periods that the Borrower owned or occupied such real estate, any Hazardous Substances (or tanks or other facilities for the storage of Hazardous Substances) stored, deposited, recycled or disposed of on, under or at any real estate owned or occupied by the Borrower which if present on the property or in soils or ground water, could require Remedial Action except for Hazardous Substances used in the ordinary course of the Borrower's business in accordance with applicable Environmental Laws. To the Borrower's knowledge, there are no proposed or pending changes in Environmental Laws which would adversely affect the Borrower or its business, and there are no conditions existing currently or likely to exist while the Loan Documents are in effect which would subject the Borrower to Remedial Action or other liability. The Borrower currently complies with and will continue to timely comply with all applicable Environmental Laws; and will provide the Bank, immediately upon receipt, copies of any correspondence, notice, complaint, order or other document from any source asserting or alleging any circumstance or condition which requires or may require a financial contribution by the Borrower or Remedial Action or other response by or on the part of the Borrower under Environmental Laws, or which seeks damages or civil, criminal or punitive penalties from the Borrower for an alleged violation of Environmental Laws.

     6.6 ENVIRONMENTAL PERMITS. The Borrower has all permits, licenses and approvals required under Environmental Laws, all of which are listed in Schedule 6.6/Environmental Required Permits attached hereto (if no Schedule 6.6 is attached, the Borrower warrants that no permits are necessary).

     6.7 COMPLIANCE WITH LAWS. The Borrower has complied in all material respects with all laws applicable to its business and its properties, and has all permits, licenses and approvals required by such laws, copies of which have been provided to the Bank.

     6.8 PENSION PLANS. Each Plan as to which the Borrower or any ERISA Affiliate may have any liability complies in all material respects with all applicable requirements of law and regulations, and (i) no Reportable Event has occurred with respect to any Plan sponsored by the Borrower or any ERISA Affiliate which will have the effect of creating a liability of the Borrower or any ERISA Affiliate which will be material to the Borrower and its Subsidiaries on a consolidated basis; (ii) neither the Borrower nor any ERISA Affiliate has withdrawn from or terminated any Plan or initiated steps to do so, except in accordance with applicable requirements of law and regulations and in a manner which will not create a liability of the Borrower or any ERISA Affiliate which would be material to the Borrower and its Subsidiaries on a consolidated basis;
(iii) during the twelve consecutive months prior to any date on which this representation may be made or remade, no contribution failure has occurred with respect to any Plan sufficient to give rise to the lien under Section 302(f)(1) of ERISA, (iv) the assets of each Plan exceed the accrued liability of all accrued benefits payable under each Plan, and (v) no Plan has been amended so as to require the Borrower or any ERISA Affiliate to provide security as under 26 U.S.C. ss. 401(a)(28). The Borrower has no continued liability with respect to any post-retirement benefits under a Plan other than liability for continuance coverage described in Part 6 of Title I of ERISA.

     6.9 RESTRICTION ON INDEBTEDNESS. The Borrower will not create, incur, assume or have outstanding any Indebtedness for borrowed money (including Capitalized Leases) except:

               (a)    The Obligations;

               (b) Indebtedness existing as of 3/31/97 and disclosed on Schedule
     6.9 of the Agreement or subsequent Indebtedness otherwise disclosed on
     Schedule 6.9;

               (c) Indebtedness (otherwise in compliance with this Agreement) incurred to finance the acquisition of Revenue Equipment in the ordinary course of business;

               (d) Current liabilities, other than for borrowed money, incurred in the ordinary course of business.

     6.10 RESTRICTION ON LIENS. The Borrower will not create, incur, assume or permit to exist any mortgage, pledge, encumbrance or other lien or levy upon or security interest in any Collateral (as that term is defined in the Security Agreement) or on any real property now owned or hereafter acquired, except (i) taxes and assessments which are either not delinquent or which are being contested in good faith with adequate reserves provided; (ii) liens in favor of the Bank; (iii) other liens disclosed in writing to the Bank prior to the date hereof; (iv) purchase money liens to secure indebtedness permitted by Section 6.9(c); (v) deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower; (vi) liens of carriers, warehousemen, mechanics and materialmen, and other like Liens in the ordinary course of business of the Borrower, for sums not yet due or which are being contested in good faith with adequate reserves provided; or (vii) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

     6.11 RESTRICTION ON CONTINGENT LIABILITIES. The Borrower will not guarantee or become a surety or otherwise contingently liable for any obligations of others, except pursuant to the deposit and collection of checks and similar matters in the ordinary course of business. This Section 6.11 shall not prohibit the Borrower from incurring remarketing obligations for tractors and trailers owned by its employees and independent contracts and assisting in the collection of accounts payable by those persons to third party lenders.

     6.12 RESTRICTED PAYMENTS. The Borrower shall not make any Restricted Payments.

     6.13 CHANGE IN CONTROL. The Borrower shall not permit a Change in Control.

     6.14 INTENTIONALLY OMITTED.

     6.15 NOTICE OF MATERIAL EVENTS/SEC REPORTS. The Borrower agrees to (i) immediately notify the Bank of the loss of any key customer or any key personnel, (ii) deliver to the Bank all press releases immediately upon their publication, and (iii) within fifteen (15) days after filing the same with the Securities and Exchange Commission ("SEC"), deliver to the Bank copies of the 10Q quarterly reports, 10K annual reports and such other reports and information, (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribed) which the Borrower is required to file with the SEC pursuant to applicable securities laws.

     6.16 INSURANCE. The Borrower will maintain insurance to such extent, covering such risks and with such insurers as is usual and customary for businesses operating similar properties, and as is satisfactory to the Bank, including insurance for fire and other risks insured against by extended coverage, public liability insurance and workers' compensation insurance; and designate the Bank as "Additional Insured" (if applicable) and "Lender's Loss Payee" on such policies and take such other action as the Bank may reasonably request to ensure that the Bank will receive (subject to no other interests) the insurance proceeds on the Bank's collateral. Without limitation of the foregoing, the Borrower agrees to maintain insurance coverages of all of the types described above in coverage amounts and scope that are as protective or more protective in all material respects that the policies in force on the Closing Date, which policies are accurately summarized on Schedule 6.16 hereto.

     6.17 TAXES AND OTHER LIABILITIES. The Borrower will pay and discharge, when due, all of its taxes, assessments and other liabilities, except when the payment thereof is being contested in good faith by appropriate procedures which will avoid foreclosure of liens securing such items, and with adequate reserves provided therefor.

     6.18 FINANCIAL STATEMENTS AND REPORTING. The financial statements and other information previously provided to the Bank or provided to the Bank in the future are or will be complete and accurate and prepared in accordance with generally accepted accounting principles. There has been no material adverse change in the Borrower's financial condition since such information was provided to the Bank. The Borrower will (i) maintain accounting records in accordance with generally recognized and accepted principles of accounting consistently applied throughout the accounting periods involved; (ii) provide the Bank with such information concerning its business affairs and financial condition (including insurance coverage) as the Bank may reasonably request; and (iii) without request, provide the Bank with the following:

               (a) annual audited financial statements of the Borrower prepared and certified without qualification by an accounting firm acceptable to the Bank within ninety (90) days after the end of each fiscal year;

               (b) monthly management-prepared financial statements of the Borrower within thirty (30) days after the end of each calendar month;

               (c) an accounts receivable aging within thirty (30) days after the end of each calendar month;

               (d) within thirty (30) days after the end of each month and at such other times as the Bank may request, completed Borrowing Base Certificate in the form of Exhibit A, certified as correct by the Borrower's chief financial officer;

               (e) within thirty (30) days after the end of each fiscal quarter, provide the Bank with a completed Covenant Compliance Certificate in the form of Exhibit B, certified as correct by the Borrower's chief financial officer;

               (f) within thirty (30) days after the end of each fiscal quarter, a complete schedule of all trucks and trailers in which the Borrower has granted the Bank a security interest as of the end of such fiscal quarter, setting forth the net depreciated book value of each such truck or trailer, certified as correct by the Borrower's chief financial officer;

               (g) when requested by the Bank from time to time and at least annually, a schedule of any additional trucks and trailers in which the Borrower has granted the Bank a security interest pursuant to the Security Agreement since the previous such report, and a schedule of all trucks and trailers released from the Bank's security interest since the previous such report, setting forth the net depreciated book value of each such truck or trailer, certified as correct by the Borrower's chief financial officer, accompanied by such documents as the Bank may be required to file to note its security interest on the title for each such truck or trailer (except to the extent such security interest has already been so noted,) duly executed by the Borrower;

               (h) immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrowers propose to take with respect thereto; and

               (i) from time to time, such other information regarding the business, operation and financial condition of the Borrower as the Bank may reasonably request.

     6.19 INSPECTION OF PROPERTIES AND RECORDS; FISCAL YEAR; ACCOUNTING METHODS. The Borrower will permit representatives of the Bank to visit and inspect any of the properties and examine any of the books and records of the Borrower at any reasonable time and as often as the Bank may reasonably desire. The Bank shall be entitled to charge the Borrower a reasonable fee for any audits performed by agents of the Bank. The Borrower will not change its fiscal year except with the prior written consent of the Bank, which will not be unreasonably withheld. The Borrower will not make any change in its method of depreciating trucks and trailers.

     6.20      FINANCIAL STATUS.  The Borrower will maintain at all times:

               (i) a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.

               (ii) a Total Liabilities to Tangible Worth Ratio of not more than 2.50 to 1.00.

               (iii) an Indebtedness to Operating Cash Flow Ratio of not more than 4.00 to 1.00.

               (iv)     Tangible Net Worth of at least the Minimum Tangible Net
                        Worth.

     6.21      CAPITAL ADEQUACY.

               (a) In the event the Bank shall have determined that the adoption of any generally applicable law, rule or regulation regarding capital adequacy, or any generally applicable change therein or in the interpretation or application thereof or compliance by the Bank with any requests or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank, in its sole reasonable discretion, to be material, then from time to time, after submission by the Bank to Borrower of a written demand therefor, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

               (b) A certificate of the Bank claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving right to such payment, the additional amount or amounts to be paid to the Bank, and the method by which such amounts were determined. In determining such amounts, the Bank may use any reasonable averaging and attribution method.

               (c) In no contingency or event whatsoever shall the aggregate of all amounts payable by Borrower to the Bank pursuant to this Section 6.21 exceed the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem to be applicable hereto. To the full extent permitted under applicable law, Borrower and the Bank shall characterize any payments made pursuant to this Section as an expense, fee or premium rather than as interest.

               (d) The benefits of this Section shall run in favor of any Participant.

     6.22 REAFFIRMATION WITH ADVANCES. Each representation and warranty set forth in this Article VI shall be deemed to be restated and reaffirmed by the Borrower to the Bank on and as of the date of each Advance under this Agreement, except that (i) any reference to the financial statements referred to in Section
6.18 shall be deemed to refer to the financial statements then most recently delivered to the Bank pursuant to said Section.

     6.23 ACQUISITIONS, LOAN, INVESTMENTS. The Borrower shall not (i) enter into any new business or purchase or otherwise acquire any business enterprise or any substantial assets of any Person the cost of which, when aggregated with all other such transactions during any calendar or fiscal year of the Borrower would be material with respect to Borrower's financial condition; (ii) make any loans to any Person ( other than loans or advances to directors or officers provided the aggregate amount outstanding at any one time does not exceed $250,000); or
(iii) purchase any shares of stock of, or similar interest in, or make any capital contribution to or investment in, any Person. Borrower may make advances to truck owner/operators and employees for operating expenses in the ordinary course of business and in accordance with the past practices of the Borrower.

     6.24 CHANGE NAME OR OFFICE. The Borrower shall not change its name (nor use any other name), the location of its chief executive office or the place where it keeps its books and records, without ten (10) days' prior written notice to the Bank.

     6.25 CHANGE IN NATURE OF BUSINESS. The Borrower shall not make any material change in the nature of the Borrower's business, taken as a whole, as carried on as of the date hereof, without the prior written consent of the Bank.

     6.26 NEGATIVE PLEDGES. The Borrower will not enter any agreement, bond, note or other instrument with or for the benefit of any Person that would prohibit the Borrower from granting, or otherwise limit the ability of the Borrower to grant, to the Bank any Lien on any assets or properties of the Borrower.

     6.27 BANK ACCOUNTS. Maintain Borrower's primary business accounts at the Bank.

                     ARTICLE VII. COLLATERAL AND GUARANTIES

     7.1 COLLATERAL. This Agreement and the Note are secured by any and all security interests, pledges, mortgages or liens now or hereafter in existence granted to the Bank to secure indebtedness of the Borrower to the Bank, including without limitation as described in the following documents:

         (a)    The Security Agreement;
         (b)    The Stock Pledge Agreement;
         (c)    The Guaranty; and
         (d)    The Third Party Security Agreement

     The information in this Article VII is for information only and the omission of any reference to an agreement shall not affect the validity or enforceability thereof. The rights and remedies of the Bank outlined in this Agreement and the documents identified above are intended to be cumulative.

     7.2 CREDIT BALANCES; SETOFF. As additional security for the payment of the Obligations, the Borrower hereby grants the Bank a security interest in, a lien on and an express contractual right to set off against all depository account balances, cash and any other property of the Borrower now or hereafter in the possession of the Bank. The Bank may, at any time upon the occurrence of a Default hereunder (notwithstanding any notice requirements or grace/cure periods under this or other agreements between the Borrower and the Bank) set off against Obligations WHETHER OR NOT THE OBLIGATIONS (INCLUDING FUTURE INSTALLMENTS) ARE THEN DUE OR HAVE BEEN ACCELERATED, ALL WITHOUT ANY ADVANCE OR CONTEMPORANEOUS NOTICE OR DEMAND OF ANY KIND TO THE BORROWER, SUCH NOTICE AND DEMAND BEING EXPRESSLY WAIVED.


                             ARTICLE VIII. DEFAULTS

     8.1 EVENTS OF DEFAULT. NOTWITHSTANDING ANY CURE PERIODS DESCRIBED BELOW, THE BORROWER WILL IMMEDIATELY NOTIFY THE BANK IN WRITING WHEN THE BORROWER OBTAINS KNOWLEDGE OF THE OCCURRENCE OF ANY EVENT OF DEFAULT SPECIFIED BELOW. It shall be an Event of Default if:

               (a) NONPAYMENT. The Borrower shall fail when due any interest and/or principal due on the Notes or any L/C Application, or any fees, charges, costs, expenses or other amounts under the Loan Documents.

               (b) NONPERFORMANCE. The Borrower shall fail to perform or observe any agreement, term, provision, condition, or covenant (other than a default occurring under (a), (c), (d), (e), (f) or (g), of this Section 8.1) required to be performed or observed by the Borrower hereunder or under any other Loan Document or other agreement with or in favor of the Bank.

               (c) MISREPRESENTATION. Any financial information, statement, certificate, representation or warranty given to the Bank by the Borrower (or any of their representatives) in connection with entering into this Agreement or the other Loan Documents and/or any borrowing thereunder, or required to be furnished under the terms thereof, shall prove untrue or misleading in any material respect (as determined by the Bank in the exercise of its reasonable judgment) as of the time when given.

               (d) DEFAULT ON OTHER OBLIGATIONS. The Borrower shall be in default under the terms of any loan agreement, promissory note, lease, conditional sale contract or other agreement, document or instrument evidencing, governing or securing any indebtedness owing by the Borrower to the Bank or any indebtedness in excess of $250,000 owing by the Borrower to any third party, and the period of grace, if any, to cure said default shall have passed.

               (e) JUDGMENTS. Any judgment shall be obtained against the Borrower, which, together with all other outstanding unsatisfied judgments against the Borrower, shall exceed the sum of $250,000 and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days following the date of entry thereof.

               (f) INABILITY TO PERFORM; BANKRUPTCY/INSOLVENCY. (i) the Borrower shall cease to exist; or (ii) any bankruptcy, insolvency or receivership proceedings, or an assignment for the benefit of creditors shall, be commenced under any federal or state law by or against the Borrower (and as to the filing of any involuntary bankruptcy petition against the Borrower, the same has not been discharged within sixty (60) days after the date of filing); or (iii) the Borrower is unable or admits in writing its inability to pay its debts as they mature.

               (g) GARNISHMENTS/LEVIES. Any property of the Borrower shall be garnished, levied upon or attached in any proceeding and such garnishment or attachment shall remain undischarged for a period of ten (10) days during which execution has not been effectively stayed.

     8.2 TERMINATION OF LOANS; ADDITIONAL BANK RIGHTS. Upon the occurrence of any of the events identified in Section 8.1, the Bank may at any time (notwithstanding any notice requirements or grace/cure periods under this or other agreements between the Borrower and the Bank) (i) immediately terminate its obligation, if any, to make additional Advances to the Borrower or to issue any Letter of Credit; (ii) set off; and/or (iii) take such other steps to protect or preserve the Bank's interest in any collateral, including without limitation, notifying account debtors to make payments directly to the Bank, advancing funds to protect any collateral and insuring collateral at the Borrower's expense; all without demand or notice of any kind, all of which are hereby waived.

     8.3 ACCELERATION OF OBLIGATIONS. Upon the occurrence of an Event of Default (excluding Section 8.1(f)) and the passage of any applicable cure period, the Bank may at any time thereafter, by written notice to the Borrower, declare the unpaid principal balance of any Obligations, together with the interest accrued thereon and other amounts accrued hereunder and under the other Loan Documents, to be immediately due and payable; and the unpaid balance shall thereupon be due and payable, all without presentation, demand, protest or further notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary contained herein or in any of the other Loan Documents. Upon the occurrence of any event under Section 8.1(f), then the unpaid principal balance of any Obligations, together with all interest accrued thereon and other amounts accrued hereunder and under the other Loan Documents, shall thereupon be immediately due and payable, all without presentation, demand, protest or notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary contained herein or in any of the other Loan Documents. NOTHING CONTAINED IN SECTION 8.1, SECTION 8.2 OR THIS SECTION WILL LIMIT THE BANK'S RIGHT TO SET OFF AS PROVIDED IN THIS AGREEMENT OR UNDER APPLICABLE LAW.

     8.4 OTHER REMEDIES. Nothing in this Article VIII is intended to restrict the Bank's rights under any of the Loan Documents or at law, and the Bank may exercise all such rights and remedies as and when they are available.


            ARTICLE IX. CONDITIONS PRECEDENT TO CLOSING AND BORROWING

     9.1 CONDITIONS TO BORROWING. The Bank shall not be obligated to make (or continue to make) Advances or to issue any Letter of Credit hereunder unless (i) the Bank has received executed copies of the Notes and Loan Documents, each in form and content satisfactory to the Bank; (ii) the Bank has received confirmation satisfactory to it that the Bank has a properly perfected security interest, with the proper priority; (iii) the Bank has received certified copies of the Borrower's Articles of Incorporation and By-Laws, certification of corporate or partnership status satisfactory to the Bank and all other relevant documents; (iv) the Bank has received a certified copy of a resolution or authorization in form and content satisfactory to the Bank authorizing the loan and all acts contemplated by this Agreement and all related documents, and confirmation of proper authorization of all guaranties and other acts of third parties contemplated hereunder, (v) the Bank has been provided with an Opinion of the Borrower's counsel in form and content satisfactory to the Bank confirming the matters outlined in Section 6.2 and such other matters as the Bank requests; (vi) no Default or Event of Default exists under this Agreement or under any other Loan Documents, or under any other agreements by and between the Borrower and the Bank; and (vii) all proceedings taken in connection with the transactions contemplated by this Agreement (including any required environmental assessments), and all instruments, authorizations and other documents applicable thereto, shall be satisfactory to the Bank and its counsel.


                            ARTICLE X. MISCELLANEOUS

     10.1 EXPENSES AND ATTORNEYS' FEES. In addition to any other fees payable by the Borrower under this Agreement and/or any other Loan Documents, the Borrower will reimburse the Bank for all attorneys' fees and all other costs, fees and out-of-pocket disbursements (including fees and disbursements of both inside counsel and outside counsel) incurred by the Bank in connection with the preparation, execution, delivery, administration, defense and enforcement of this Agreement or any of the other Loan Documents (defined below), including fees and costs related to any waivers or amendments with respect thereto (examples of costs and fees include but are not limited to fees and costs for: filing, perfecting or confirming the priority of the Bank's lien, title searches or insurance, appraisals, environmental audits and other reviews relating to the Borrower, any collateral or the loans, if requested by the Bank). Notwithstanding the foregoing, the maximum expenses and fees that the Borrower shall be required to reimburse to the Bank for the initial collateral audit shall not exceed One Thousand Five Hundred Dollars ($1,500.00). The Borrower will also reimburse the Bank for all costs of collection before and after judgment, and the costs of preservation and/or liquidation of any collateral (including fees and disbursements of both inside and outside counsel).

     10.2 DELAY; CUMULATIVE REMEDIES. No delay on the part of the Bank in exercising any right, power or privilege hereunder or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein specified are cumulative and are not exclusive of any rights or remedies which the Bank would otherwise have.

     10.3 RELATIONSHIP TO OTHER DOCUMENTS. The warranties, covenants and other obligations of the Borrower (and the rights and remedies of the Bank) that are outlined in this Agreement and the other Loan Documents are intended to supplement each other. In the event of any inconsistencies in any of the terms in the Loan Documents, all terms shall be cumulative so as to give the Bank the most favorable rights set forth in the conflicting documents, except that if there is a direct conflict between any preprinted terms and specifically negotiated terms (whether included in an addendum or otherwise), the specifically negotiated terms will control.

     10.4 PARTICIPATIONS; GUARANTORS. The Bank may, at its option, sell all or any interests in the Notes and other Loan Documents to other financial institutions (the "PARTICIPANT"), and in connection with such sales (and thereafter) disclose any financial information the Bank may have concerning the Borrower to any such Participant or potential Participant. From time to time, the Bank may, in its discretion and without obligation to the Borrower, any guarantor or any other third party, disclose information about the Borrower and this loan to any guarantor, surety or other accommodation party. This provision does not obligate the Bank to supply any information or release the Borrower from its obligation to provide such information, and the Borrower agrees to keep all Guarantors advised of its financial condition and other matters which may be relevant to the Guarantors' obligations to the Bank.

     10.5 SUCCESSORS. The rights, options, powers and remedies granted in this Agreement shall extend to the Bank and to its successors and assigns, shall be binding upon the Borrower and its successors and assigns and shall be applicable hereto and to all renewals and/or extensions hereof.

     10.6 INDEMNIFICATION. Except for harm arising from the Bank's willful misconduct or gross negligence, the Borrower hereby indemnifies and agrees to defend and hold the Bank harmless from any and all losses, costs, damages, claims and expenses of any kind suffered by or asserted against the Bank relating to claims by third parties arising out of the financing provided under the Loan Documents or related to any collateral (including, without limitation, the Borrower's failure to perform its obligations relating to Environmental Matters described in Section 6.5 above). This indemnification and hold harmless provision will survive the termination of the Loan Documents and the satisfaction of the Obligations due the Bank.

     10.7 NOTICE OF CLAIMS AGAINST BANK; LIMITATION OF CERTAIN DAMAGES. In order to allow the Bank to mitigate any damages to the Borrower from the Bank's alleged breach of its duties under the Loan Documents or any other duty, if any, to the Borrower, the Borrower agrees to give the Bank immediate written notice of any claim or defense it has against the Bank, whether in tort or contract, relating to any action or inaction by the Bank under the Loan Documents, or the transactions related thereto, or of any defense to payment of the Obligations for any reason. The requirement of providing timely notice to the Bank represents the parties' agreed-to standard of performance regarding claims against the Bank. Notwithstanding any claim that the Borrower may have against the Bank, and regardless of any notice the Borrower may have given the Bank, THE BANK WILL NOT BE LIABLE TO THE BORROWER FOR CONSEQUENTIAL AND/OR SPECIAL DAMAGES ARISING THEREFROM, EXCEPT THOSE DAMAGES ARISING FROM THE BANK'S WILLFUL MISCONDUCT.

     10.8 NOTICES. Although any notice required to be given hereunder or under any of the other Loan Documents might be accomplished by other means, notice will always be deemed given when placed in the United States Mail, with postage prepaid, or sent by overnight delivery service, or sent by telex or facsimile, in each case to the address et forth below or as amended.

     10.9 PAYMENTS. Payments due under the Notes and other Loan Documents shall be made in lawful money of the United States, and the Bank is authorized to charge payments due under the Loan Documents against any account of the Borrower.

     10.10 APPLICABLE LAW AND JURISDICTION; INTERPRETATION; JOINT LIABILITY. This Agreement and all other Loan Documents shall be governed by and interpreted in accordance with the laws of the state where the Bank's main office is located, except to the extent superseded by Federal law. Invalidity of any provision of this Agreement shall not affect the validity of any other provision. THE BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITUATED IN HENNEPIN COUNTY, MINNESOTA AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE NOTES, THE COLLATERAL, ANY OTHER LOAN DOCUMENT, OR ANY TRANSACTIONS ARISING THEREFROM, OR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING. Nothing herein shall affect the Bank's rights to serve process in any manner permitted by law, or limit the Bank's right to bring proceedings against the Borrower in the competent courts of any other jurisdiction or jurisdictions. This Agreement, the other Loan Documents and any amendments hereto (regardless of when executed) will be deemed effective and accepted only at the Bank's offices, and only upon the Bank's receipt of the executed originals thereof. If there is more than one Borrower, the liability of the Borrowers will be joint and several, and the reference to "Borrower" will be deemed to refer to all Borrowers.

     10.11 COPIES; ENTIRE AGREEMENT; MODIFICATION. The Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. The provisions of the Loan Documents shall not be altered, amended or waived without the express written consent of the Bank (and the Borrower, when appropriate).

IMPORTANT. READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT. THIS NOTICE SHALL ALSO BE EFFECTIVE WITH RESPECT TO ALL OTHER CREDIT AGREEMENTS NOW IN EFFECT BETWEEN YOU AND THIS LENDER. A MODIFICATION OF ANY OTHER CREDIT AGREEMENTS NOW IN EFFECT BETWEEN YOU AND THIS LENDER, WHICH OCCURS AFTER RECEIPT BY YOU OF THIS NOTICE, MAY BE MADE ONLY BY ANOTHER WRITTEN INSTRUMENT. ORAL OR IMPLIED MODIFICATIONS TO SUCH CREDIT AGREEMENTS ARE NOT ENFORCEABLE AND SHOULD NOT BE RELIED UPON.

     10.12 WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS
THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. THE BORROWER AND THE BANK EACH

REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

     IN WITNESS WHEREOF, the undersigned have executed this CREDIT AGREEMENT as of May 15, 1997.

                           TRANSPORT CORPORATION OF AMERICA, INC.
                           Borrower Name (Organization)

                           a Minnesota corporation

                           By: /s/
                           Name and Title:



                           FIRSTAR BANK OF MINNESOTA,
                           NATIONAL ASSOCIATION

                           By: /s/
                           Name and Title:

T.I.D.         41-1386925

Borrower Address: 1769 Yankee Doodle Road
                           Eagan, MN 55121